SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION


  Amendment of Retirement and Disability Plan for Non-Employee
                           Directors.

   On February 14, 1996, the Retirement and Disability Plan for Non-Employee Directors of Southern New England Telecommunications Corporation (the "Plan") was amended to provide that eligibility for benefits under the Plan shall be limited to those participants as of February 14, 1996, that the amount of accrued pension benefits for participants shall be frozen as of May 31, 1996 and that benefits payable to participants shall continue to be paid under the terms of the Plan until such benefit obligations are satisfied whereupon the Plan shall terminate.